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                         [PENDA CORPORATION LETTERHEAD]







PRESS RELEASE                                                       MAY 1, 2000


           FOR RELEASE: Immediately
  FOR MORE INFORMATION: Kristin Uttech
                        Director of Marketing
                        Penda Corporation
                        (608) 742-5301 Ext. 7827

                                PENDA ANNOUNCES
                             FINAL SALE OF COMPANY

PORTAGE, WIS. -- Penda Corporation announced today, that effective April 26, the final sale of the company to William Blair Capital Partners, Wind Point Partners, and Norwest Equity Partners, was completed. The current management team at Penda also participated in the new company's ownership. William Blair Capital Partners VI, L.L.C. led the transaction and First Union Securities arranged the Senior Credit facility. Mezzanine capital for the transaction was provided by a group led by William Blair Mezzanine Capital Partners III, L.L.C. and included Aegon USA Investment Management, Inc. and Norwest Equity Partners.

         Penda is the nation's largest manufacturer and marketer of pick-up truck bedliners, serving both the original equipment and automotive aftermarkets. Penda also manufactures a full-line of truck accessories including soft and hard tonneau covers, step boards, tie-downs, and bedmats. Penda's subsidiaries, Penda Glasstite, Inc. and Tri-Glas Corporation manufacture premium fiberglass truck caps, running boards and hard tonneau covers.

         Jack Thompson, President and CEO of Penda Corporation, states, "Penda will continue to focus on making our customers and employees 100% successful. That is what has led to our









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                         [PENDA CORPORATION LETTERHEAD]

market leadership in the bedliner industry. Our management team is excited about the new opportunities this partnership will bring."


         The new ownership will allow Penda to have access to additional equity to continue their aggressive acquisition strategy. Penda has positioned themselves as a complete platform for truck accessories by purchasing companies that complement their product line over the last 2 years. Leo Waner, Chief Financial Officer for Penda, explains, "We will continue to build our market leadership position in the truck accessories industry via acquisition under our new ownership. We have demonstrated that we can have a significant impact on industry categories by investing in solid marketing plans that increase brand awareness and drive sales volume. The truck accessories industry offers many excellent opportunities to acquire companies and implement our proven business strategy."

         Penda manufactures the top brand bedliner, the Pendaliner SR, and the officially licensed products of NASCAR Trucks, the Pendaliner SR PRO and the Pendacover PRO, as well as the Pendatray SR, Pendacover, Hide-A-Hook tie-downs, and bed mats. For additional product information, visit www.pendacorp.com.



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